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                                                                  EXHIBIT 23.9

                        CONSENT OF INDEPENDENT AUDITORS

To the Stockholders and Directors of
American Family Holdings, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated September 5, 1997, relating to the financial statement of American Family Holdings, Inc., as of August 31, 1997; and our reports dated May 27, 1997 relating to the financial statements of the Oceanside Program, the Yosemite/Abwahnee Program, the Mori Point Program and the Sacramento/Delta Greens Program for each of the two years in the period ended Decemeber 31, 1996, which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

                                       BDO SEIDMAN LLP

                                       /s/ BDO SEIDMAN LLP

Los Angeles, California
NOVEMBER 5, 1977